Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2017

THIRD QUARTER OPERATING RESULTS

Updates Patent Litigation Status

LENEXA, Kansas (November 14, 2017) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter of 2017. An investor conference call is scheduled for 11:15 a.m. EDT on November 15, 2017 (see details below).

Highlights for Quarter Ended September 30, 2017

●	Total revenue decreased 31.2% to approximately $3.0 million in the third quarter 2017, compared with approximately $4.3 million in the quarter ended September 30, 2016. The primary reason for the revenue decrease was the halt of deliveries under the AMR contract, which was expected to generate significant revenues in the third quarter. In the third quarter 2016, we generated revenues in excess of $760,000 on one contract with a large international customer that did not recur in 2017. Additionally, our law enforcement revenues declined over the prior period due to price-cutting and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	Gross profit margin deteriorated to 33.8% of total revenue in the third quarter 2017, compared with 46.9% in the year-earlier quarter.

●	Service and other revenues decreased to $462,000, or 8%, during the three months ended September 30, 2017 compared with $503,000 in the year-earlier quarter. Installation revenues tend to vary more than other service revenue types and are dependent on larger customer implementations. In June 2017, AMR’s installation roll out had been put on hold, which significantly reduced third quarter 2017 installation revenues. By contrast, in third quarter 2016 we had a non-law enforcement international customer complete a large installation.

●	During October 2017, the Company entered into an exclusive supply agreement with VIEVU®, LLC, owned by The Safariland Group (“VIEVU”), to integrate our patented VuLink® automatic activation technology with VIEVU’s suite of body-worn cameras. The supply agreement provides VIEVU with the exclusive right to integrate the VuLink system in its body camera products. The supply agreement is renewable annually as long as VIEVU purchases at least 10,000 VuLink systems in 2018, with minimum purchase requirements increasing in 2019 for calendar year 2020. The Company believes this is the first step to fully monetizing the Company’s VuLink based patents.

●	On July 6, 2017 and August 3, 2017, U.S. Patent and Trademark Office (“USPTO”) rendered its final decisions to decline to institute an inter partes reviews (IPR) against Digital Ally’s ‘452 Patent as requested by Axon. These represented Axon’s final attempts to invalidate the claims of Digital Ally’s ‘452 Patent in front of the USPTO. Axon had previously filed petitions for two IPRs against Digital Ally’s ‘452 Patent. Axon has twice unsuccessfully attempted to invalidate claims in the ‘452 Patent and is now statutorily barred from filing any further IPRs against the ‘452 Patent, as well as against the ‘292 Patent.

●	The Company filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line. The Company later added the ‘452 Patent to the suit and is seeking both monetary damages and a permanent injunction against Axon for infringement of both the ‘452 and ‘292 Patents. This litigation has been stayed since the filing of the petitions for IPR. Because both of Axon’s petitions for IPRs on the ‘452 Patent that related to the claims in the lawsuit were denied, the Company is seeking to lift the stay and proceed with the lawsuit to a trial where the question of infringement and damages can be addressed.

●	The Company reported an operating loss of ($3,116,695) for the three months ended September 30, 2017 compared with an operating loss of ($3,241,641) in the year-earlier quarter.

●	A net loss of ($3,493,306), or ($0.56) per share, was recorded in the three months ended September 30, 2017, compared with a net loss of ($3,255,579), or ($0.61) per share, in the three months ended September 30, 2016.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($2,456,091), or ($0.39) per share, for the three months ended September 30, 2017 compared with a non-GAAP adjusted net loss of ($2,684,671), or ($0.50) per share in the year-earlier quarter.

●	We recently released our new DVM-800 HD in-car video system, which provides the first full HD quality in-car video system available on the market. We believe that the DVM-800 HD is the new standard in high definition 1080p in-car video systems for law enforcement and will gain the attention of our customers and potential customers because of its advanced features at an attractive price point.

Management Comments

“We were disappointed with our third quarter 2017 revenues, which were down 31% from prior year levels and 14% on a sequential basis” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We were expecting significant deliveries with AMR in third quarter 2017, but they were placed on hold after they experienced two catastrophic accidents involving the loss of life in vehicles equipped with our DVM-250’s. AMR alleged that the DVM-250 units in those vehicles failed to record the accidents. We met with AMR representatives in the third quarter 2017 to discuss the accidents and the performance of our equipment including a plan to re-start the contract deliveries. We have proposed to AMR that it update and upgrade its existing equipment and resume deliveries under the contract, including a roll out to new locations in the first quarter of 2018. AMR has yet to approve our proposal, but we are encouraged by the dialogue we have had with AMR and are hopeful that deliveries will resume under the contract during first quarter 2018, although we can offer no assurances in this regard. Additionally, our law enforcement revenues declined over the prior period due to price-cutting and other actions by our competitors and adverse marketplace effects related to the patent litigation. Finally, in the third quarter 2016 we generated revenues in excess of $760,000 on one contract with a large international customer that did not recur in 2017,” Mr. Ross concluded.

“We had significant decisions in our favor from the USPTO in July and August. On July 6, 2017, the USPTO denied institution of Axon’s first IPR action on the ‘452 Patent, finding that Axon had not established even a reasonable likelihood that the challenged claims would be found unpatentable after completion of an IPR trial. On August 3, 2017, the USPTO issued a decision denying institution of Axon’s second IPR request on the ‘452 Patent. Axon has twice unsuccessfully attempted to invalidate claims in the ‘452 Patent and is now statutorily barred from filing any further IPRs against the ‘452 Patent, as well as against the ‘292 Patent. In the four IPRs that Axon filed against Digital Ally’s ‘292 and ‘452 Patents, Axon has lost on three of the IPR petitions by failing to persuade the USPTO to even institute a hearing. The result of the fourth IPR, which only challenges certain claims of the ‘292 Patent, has yet to be decided by the USPTO, with a decision expected to be rendered approximately during the first quarter of 2018. For the fourth and only remaining IPR, we are vigorously defending Axon’s claims of unpatentability and are looking forward to confirming the uniqueness of our innovation. We have dropped the ‘292 Patent from the Axon litigation. Because the ‘452 Patent has been validated by the USPTO, we are now seeking to lift the stay and proceed with our lawsuit in District Court against Axon to a trial where the question of infringement and damages can be addressed,” Mr. Ross stated.

“We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers and utilize our core technology of mobile audio/video recording equipment together with our cloud storage and archiving services. These new market channels do not effectively utilize the power of audio/video recordings, which could represent large untapped addressable markets for our products and services. If successful, we believe that these new market channels could yield increased recurring service revenues for us in the future,” Mr. Ross continued. “We are promoting a new revenue model that bundles our product offerings, including the long-term lease of our body-worn and/or in-car audio/video hardware, together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our customers, in particular our commercial and other non-law enforcement customers because it reduces the capital outlay up front and eliminates repairs and maintenance in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“We are excited to enter into the supply agreement with VIEVU and are appreciative of it acknowledging the strength of our patent and choice to enter into this agreement. This agreement will provide a clear path forward for VIEVU’s customers to realize the value of a complete solution with automatic activation and help clarify to our competitors and to the entire law enforcement community which offerings will be available exclusively with our patented technology. We believe that our revenues in 2018 will be significantly and favorably impacted by this contract and our other strategies for monetizing this important auto-activation patent.”

“We recently announced the launch of the DVM-800 HD in-car video system, which we believe will be disruptive in the market and will lead to an expansion of our overall market share in the law enforcement channel. The DVM-800 HD system provides full 1080P high definition video at a cost-effective price point, which we believe is a competitive market advantage for us.”

“Our international revenues decreased to $236,524 in third quarter 2017 compared to $827,452 during 2016. Our third quarter 2017 international revenues were disappointing; however, the international sales cycle generally takes longer than domestic business and we have a number of bids outstanding to international customers.”

“We had approximately $4.7 million in net working capital available at September 30, 2017, including $1.9 million of accounts receivable and $10.1 million of inventory. We raised $3.0 million in a registered direct offering of our common stock and purchase warrants with three investors on August 23, 2017. We also had $650,000 principal amount of unsecured subordinated notes with two private, third party lenders at September 30, 2017. The Secured Convertible Debentures (the “Debentures”) we issued in December 2016 mature in March 2018 unless converted by their holders at $5.00 per share before such date. We made payments of $750,000 against the Debentures in September 2017. The Debentures and the outstanding notes in the principal amount of $650,000 represent current liabilities as of September 30, 2017. Our goal is to reduce inventory levels in the ensuing quarters to provide additional working capital and improve our operating results to generate the funds to retire the subordinated notes and Debentures. We may also pursue the raise of additional capital if required,” concluded Ross.

Third Quarter Operating Results

For the three months ended September 30, 2017, our total revenue decreased by 31% to approximately $3.0 million, compared with revenue of approximately $4.3 million for the three months ended September 30, 2016. The primary reason for the revenue decrease was the halt of deliveries under the AMR contract, which was expected to generate significant revenues in the third quarter. In third quarter 2016, we generated revenues in excess of $760,000 on one international contract that did not recur in 2017. Additionally, our law enforcement revenues declined over the prior period due to price-cutting and other actions by our competitors and adverse marketplace effects related to the patent litigation. International revenue decreased to $236,524 during third quarter 2017, versus $827,452 during third quarter 2016. Gross profit decreased 50% to $1,008,613 for the three months ended September 30, 2017, versus $2,033,571 in 2016.

Our gross margin decrease is commensurate with the 31% decrease in revenues for the three months ended June 30, 2017 combined with cost of sales as a percentage of revenues increasing to 66% during the three months ended September 30, 2017 from 53% for the three months ended September 30, 2016. We believe that gross margins will improve during the remainder of 2017 and beyond if we improve revenue levels and continue to reduce product warranty issues. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our newer products, in particular the DVM-800, DVM-800 HD and FirstVU HD, if they gain traction in the marketplace and we can increase our commercial market penetration in 2017 and 2018. In addition, as revenues from these products increase, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 22% to $4,125,308 in the three months ended September 30, 2017, versus $5,275,212 a year earlier. The primary reason was executive, sales and administrative payroll decreased to $694,475 for third quarter 2017 from $1,641,014 in 2016. In third quarter 2016 a special bonus of $630,000 was awarded to our CEO which did not recur in 2017. Additionally, we have reclassified certain members of our technical support staff to direct services for product installation and other services for our customers and their respective payroll related expenses are now being charged to service cost of sales in 2017 instead of executive, sales and administrative payroll as in 2016. Promotional expenses totaled $346,935 during the three months ended September 30, 2017 compared to $615,586 during the three months ended September 30, 2016. The decrease is primarily attributable net promotional expenses associated with being the title sponsor of the Web.com Tour golf tournament being less in 2017 compared to 2016. We incurred net promotional expenses of $263,047 in the third quarter 2017 relative to this sponsorship compared to $497,235 for the third quarter of 2016.

We reported an operating loss of ($3,116,695) for the three months ended September 30, 2017, compared with an operating loss of ($3,241,641) in the previous year.

Interest income decreased to $1,761 in third quarter 2017 from $5,913 in 2016.

Non-cash expense totaled $3,324 and $19,075 in the three months ended September 30, 2017 and 2016, respectively. Such non-cash expense reflects changes in the fair value of the Debentures and warrant derivatives. We elected to record the $4.0 million Debentures issued in December 2016 on their fair value basis and recorded expense of $6,952 due to the change in their fair value as of September 30, 2017. Warrants to purchase 12,200 common shares remain unexercised at September 30, 2017 and 2016, which were treated as derivative liabilities, and we recorded income of $3,628 due to the change in their fair value as of September 30, 2017.

Interest expense totaled $375,048 in the three months ended September 30, 2017, compared to $776 in the three months ended September 30, 2016. We issued an aggregate of $4.0 million principal amount of Debentures on December 30, 2016, which bear interest at the rate of 8% per annum and $3,250,000 remained outstanding at September 30, 2017. We also issued $700,000 of subordinated notes payable in June 2017 which bore interest at the rate of 8% per annum and $650,000 remained outstanding at September 30, 2017. No similar interest-bearing debt was outstanding during the 2016 period. We amortized the interest expense of $288,895 and $-0-, representing the discount associated with the $700,000 subordinated notes during the three months ended September 30, 2017, and 2016 respectively. The discount resulted from the issuance of detachable common stock purchase warrants together with the $700,000 subordinated notes, which is recorded as a discount and amortized to interest expense over the term of the underlying subordinated notes.

We reported a net loss of ($3,493,306), or ($0.56) per share, in the third quarter of 2017, compared with a prior-year net loss of ($3,255,579), or ($0.61) per share. No income tax provision or benefit was recorded in the third quarter of either 2017 or 2016.

We expect to continue to maintain a full valuation allowance on our deferred tax assets, including net operating loss carry forwards, until we determine that we can sustain a level of profitability that demonstrates our ability to realize such assets. During 2017, we increased our valuation reserve on deferred tax assets by approximately $3,080,000. As of September 30, 2017, we had approximately $46.8 million of net operating loss carryforwards and $2.1 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($2,456,091), or ($0.39) per share, for the quarter ended September 30, 2017, versus a non-GAAP adjusted net loss of ($2,684,671), or ($0.50) per diluted share, in the third quarter of 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Nine-Month Operating Results

For the nine months ended September 30, 2017, our total revenue decreased by 11% to approximately $11.7 million, compared with revenues of approximately $13.1 million for the nine months ended September 30, 2016. International revenues decreased to $326,370 during the nine months ended September 30, 2017, versus $1,154,412 during 2016. Gross profit decreased 13% to $4,458,678 for the nine months ended September 30, 2017, versus $5,152,426 in 2016.

Our gross margin decrease is primarily attributable to the 11% decrease in revenues for the nine months ended September 30, 2017 and cost of sales as a percentage of revenues increasing to 62% during the nine months ended September 30, 2017 from 61% for the nine months ended September 30, 2016.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 13% to $11,870,183 in the nine months ended September 30, 2017, versus $13,624,619 a year earlier.

We reported an operating loss of ($7,411,505) for the nine months ended September 30, 2017, compared with an operating loss of ($8,472,193) in the previous year.

Interest income decreased to $10,619 in the nine months ended September 30, 2017, from $22,103 in 2016.

Non-cash income totaled $84,137 and $18,740 in first nine months of 2017 and 2016, respectively. Such non-cash income reflects changes in the fair value of the Debentures and warrant derivatives. We elected to record the $4.0 million Debentures issued in December 2016 on their fair value basis and recorded income of $66,790 due to the change in their fair value as of September 30, 2017. Warrants to purchase 12,200 common shares remain unexercised at September 30, 2017 and 2016, which are treated as derivative liabilities, and we recorded income of $17,347 due to the change in their fair value as of September 30, 2017.

Interest expense totaled $536,035 in the nine months ended September 30, 2017, compared to $2,438 in the year earlier period. We issued an aggregate of $4.0 million principal amount of Debentures on December 30, 2016, which bear interest at the rate of 8% per annum and $3,250,000 remained outstanding at September 30, 2017. We also issued $700,000 of subordinated notes payable in June 2017 which bear interest at the rate of 8% per annum and $650,000 remained outstanding at September 30, 2017. No similar interest-bearing debt was outstanding during the 2016 period. We amortized to interest expense $288,895 and $-0-, representing the discount associated with the $650,000 subordinated notes during the nine months ended September 30, 2017, and 2016 respectively. The discount resulted from the issuance of detachable common stock purchase warrants together with the $700,000 subordinated notes, which is recorded as a discount and amortized to interest expense over the term of the underlying subordinated notes.

We reported a net loss of ($7,852,784), or ($1.34) per share, in the nine months ended September 30, 2017 compared with a prior-year net loss of ($8,433,788), or ($1.59) per share. No income tax provision or benefit was recorded in the first nine months of either 2017 or 2016.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($5,922,495), or ($1.01) per share, for the nine months ended September 30, 2017, versus a non-GAAP adjusted net loss of ($6,838,344), or ($1.29) per diluted share, in the nine months ended September 30, 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible debentures issuance expense, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) on Wednesday, November 15, 2017, to discuss its operating results for the third quarter and first nine months of 2017, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 8489907 a few minutes before 11:15 a.m. Eastern Standard Time on Wednesday, November 15, 2017.

A replay of the conference call will be available two hours after its completion, from November 15, 2017 until 11:59 p.m. on February 15, 2018 by dialing 855-859-2056 and entering the conference ID # 8489907.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, many which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, including to the extent necessary to retire the Debentures and the subordinated notes; whether it will be able to raise capital, and do so on terms favorable to the Company, to retire such Debentures and notes, if required; whether deliveries will resume under the AMR contract; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels in 2017 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company will be successful in pursuing new market channels and increasing its recurring revenue; whether the Company has resolved its product quality issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s newer products, and the degree to which the interest shown in its newer products, including the FirstVU HD, DVM-800 HD, VuLink, VuVault.net and FleetVU, translate into sales in future periods; whether the DVM-800 HD is the new standard in high definition 1080p in-car video systems for law enforcement and will gain the attention of our customers and potential customers; whether the Company will achieve positive outcomes in its litigation with various parties, including Axon Enterprise, Inc., whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others respecting the Company, its products and customers; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800 HD, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2017, as filed with the Securities and Exchange Commission.

For Additional Information, please Contact: Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

	(Unaudited)
	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$316,174	$3,883,124
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2017 and 2016	1,861,009	2,519,184
Accounts receivable-other	434,891	341,326
Inventories, net	10,061,991	9,586,311
Restricted cash	500,000	—
Prepaid expenses	451,787	402,158

Total current assets	13,625,852	16,732,103

Furniture, fixtures and equipment, net	778,095	873,902
Restricted cash	—	500,000
Intangible assets, net	511,141	467,176
Other assets	141,853	261,915

Total assets	$15,056,941	$18,835,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,732,336	$2,455,579
Accrued expenses	1,161,985	1,542,729
Derivative liabilities	15,729	33,076
Capital lease obligation-current	16,866	32,792
Deferred revenue-current	1,258,226	925,932
Subordinated notes payable-current, net of discount of $117,000-2017 and $0-2016	533,000	—
Secured convertible debentures, at fair value	3,183,210	—
Income taxes payable	10,143	7,048

Total current liabilities	8,911,495	4,997,156

Long-term liabilities:
Secured convertible debentures, at fair value	—	4,000,000
Capital lease obligation-less current portion	—	8,492
Deferred revenue-long term	2,077,479	2,073,176

Total liabilities	10,988,974	11,078,824

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 7,065,249 – 2017 and 5,552,449 – 2016	7,065	5,552
Additional paid in capital	63,728,254	59,565,288
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(57,510,126)	(49,657,342)

Total stockholders’ equity	4,067,967	7,756,272

Total liabilities and stockholders’ equity	$15,056,941	$18,835,096

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Product	$2,521,663	$3,836,691	$10,263,833	$11,946,100
Service and other	461,914	502,836	1,436,106	1,182,781

Total revenue	2,983,577	4,339,527	11,699,939	13,128,881

Cost of revenue:
Product	$1,709,046	$2,235,489	$6,450,570	$7,487,747
Service and other	265,918	70,467	790,691	488,708

Total cost of revenue	1,974,964	2,305,956	7,241,261	7,976,455

Gross profit	1,008,613	2,033,571	4,458,678	5,152,426
Selling, general and administrative expenses:
Research and development	831,573	731,077	2,495,924	2,353,081
Selling, advertising and promotional	1,048,334	1,369,244	3,036,168	3,295,743
Stock-based compensation	478,863	422,246	981,652	1,203,312
General and administrative	1,766,538	2,752,645	5,356,439	6,772,483

Total selling, general and administrative expenses	4,125,308	5,275,212	11,870,183	13,624,619

Operating loss	(3,116,695)	(3,241,641)	(7,411,505)	(8,472,193)

Interest income	1,761	5,913	10,619	22,103
Interest expense	(375,048)	(776)	(536,035)	(2,438)
Change in warrant derivative liabilities	3,628	(19,075)	17,347	18,740
Change in fair value of secured convertible notes payable	(6,952)	—	66,790	—

Loss before income tax (benefit)	(3,493,306)	(3,255,579)	(7,852,784)	(8,433,788)
Income tax (benefit)	—	—	—	—

Net loss	$(3,493,306)	$(3,255,579)	$(7,852,784)	$(8,433,788)

Net loss per share information:
Basic	$(0.56)	$(0.61)	$(1.34)	$(1.59)
Diluted	$(0.56)	$(0.61)	$(1.34)	$(1.59)

Weighted average shares outstanding:
Basic	6,249,116	5,380,855	5,851,428	5,315,646
Diluted	6,249,116	5,380,855	5,851,428	5,315,646

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net loss	$(3,493,306)	$(3,255,579)	$(7,852,784)	$(8,433,788)
Non-GAAP adjustments:
Stock-based compensation	478,863	422,246	981,652	1,203,312
Depreciation and amortization	181,741	134,724	507,358	430,537
Change in fair value of secured convertible notes payable	6,952	—	(66,790)	—
Change in warrant derivative liabilities	(3,628)	19,075	(17,347)	(18,740)
Interest (income) expense, net	373,287	(5,137)	525,416	(19,665)

Total Non-GAAP adjustments	1,037,215	570,908	1,930,289	1,595,444

Non-GAAP adjusted net loss	$(2,456,091)	$(2,684,671)	$(5,922,495)	$(6,838,344)

Non-GAAP adjusted net loss per share information:
Basic	$(0.39)	$(0.50)	$(1.01)	$(1.29)
Diluted	$(0.39)	$(0.50)	$(1.01)	$(1.29)

GAAP basis net loss per share information:
Basic	$(0.56)	$(0.61)	$(1.34)	$(1.59)
Diluted	$(0.56)	$(0.61)	$(1.34)	$(1.59)

Weighted average shares outstanding:
Basic	6,249,116	5,380,855	5,851,428	5,315,646
Diluted	6,249,116	5,380,855	5,851,428	5,315,646

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited)

	2017	2016

Cash Flows from Operating Activities:
Net loss	$(7,852,784)	$(8,433,788)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	507,358	430,537
Stock based compensation	981,652	1,203,312
Change in derivative liabilities	(17,347)	(18,740)
Change in fair value of secured convertible debentures	(66,790)	—
Provision for inventory obsolescence	417,732	253,048
Amortization of discount on subordinated note payable	288,895	—
Provision for doubtful accounts receivable	—	(4,997)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	658,175	856,388
Accounts receivable - other	(93,565)	(147,047)
Inventories	(893,412)	(3,558)
Prepaid expenses	(49,629)	(47,746)
Other assets	120,062	24,527
Increase (decrease) in:
Accounts payable	276,757	403,607
Accrued expenses	(380,744)	311,666
Income taxes payable	3,095	(3,091)
Deferred revenue	336,597	449,271

Net cash used in operating activities	(5,763,948)	(4,726,611)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(316,751)	(284,644)
Additions to intangible assets	(138,765)	(89,263)

Net cash used in investing activities	(455,516)	(373,907)
Cash Flows from Financing Activities:
Proceeds from issuance of subordinated notes payable	1,000,000	—
Proceeds from issuance of common stock and warrants, net of issuance costs	2,776,332	—
Principal payment on secured convertible debentures	(750,000)	—
Principal payment on subordinated notes payable	(350,000)	—
Proceeds from exercise of stock options and warrants	600	19,055
Principal payments on capital lease obligation	(24,418)	(26,917)

Net cash provided by (used in) in financing activities	2,652,514	(7,862)

Net decrease in cash and cash equivalents	(3,566,950)	(5,108,380)
Cash and cash equivalents, beginning of period	3,883,124	6,924,079

Cash and cash equivalents, end of period	$316,174	$1,815,699

Supplemental disclosures of cash flow information:
Cash payments for interest	$166,138	$2,425

Cash payments for income taxes	$6,906	$10,591

Supplemental disclosures of non-cash investing and financing activities:

Restricted common stock grant	$522	$200

Restricted common stock forfeitures	$9	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2017 FILED WITH THE SEC)